UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 11, 2014

DEALERTRACK TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51653	52-2336218
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1111 Marcus Ave., Suite M04, Lake Success, NY	11042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 516-734-3600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 8.01 Other Information

Item 8.01 Other Information.

Convertibility of 1.50% Senior Convertible Notes due 2017

Dealertrack Technologies, Inc. (the “Company”) has delivered notice to the holders of the Company’s 1.50% Senior Convertible Notes due 2017 (the “Notes”) and the Wells Fargo Bank, National Association, as Trustee, that the Notes are convertible during the quarter ending June 30, 2014.

The test of convertibility was met when the closing sale price of the shares of common stock, par value $0.01 per share of the Company (“Common Stock”) was greater than 130% of the conversion price of $37.3667 for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter.

Holders of at least $1,000 principal amount of the Notes, will have the right, at their option, to convert their Notes into cash, shares of Common Stock, or a combination of cash and shares of Common Stock at a conversion price of $37.3667 per Note (based on a conversion rate of 26.7618 per Note).

As of April 11, 2014, $200 million in aggregate principal amount of the Notes was outstanding.

Safe Harbor for Forward-Looking Statements

Statements in this Current Report on Form 8-K regarding Dealertrack Technologies, Inc., including but not limited to the Exhibits attached hereto, other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Dealertrack to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2014

Dealertrack Technologies, Inc.

By: /s/ Eric D. Jacobs
Eric D. Jacobs
Executive Vice President, Chief Financial and Administrative Officer